UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report: (date of earliest event reported) May 29, 2008
Commission file number: 1-3754

EuroGas, Inc.
(Exact name of registrant as specified in its charter)

Utah	87-0427676
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

14 Wall Street 22nd Floor
New York, NY
10005
(Address of principal executive offices) (Zip Code)

(212) 618 1274
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entree into a material Agreement

EuroGas, Inc. (Other OTC:EUGS.PK - News) () today announced that it had entered into an agreement to acquire a 30% interest in McCallan Oil & Gas (U.K.) Ltd. (McCallan), a closely held U.K. oil and gas concern, from Mr. Hans D. Dietmann, McCallan's controlling shareholder and Managing Director, and has secured an option to purchase an additional 25% interest in McCallan from Mr. Dietmann. Combined with the recently announced agreement to purchase a 45% interest in McCallan from Regent Ventures Ltd., EuroGas is on track to own 100% of McCallan when the acquisitions and the option to purchase the remaining 25% interest are finalized. McCallan's main assets are its wholly-owned subsidiaries EuroGas Polska sp.zo.o ("EuroGas Polska"), a Polish company, and Vienna, Austria based EuroGas GmbH ("EuroGas Austria").

EuroGas Polska

EuroGas Polska owns a 24% interest in a large Joint Operating Agreement (JOA) operated by Poland's national oil & gas concern Polish Oil & Gas ("PGNiG"), which itself owns 51% in the JOA. The balance of 25% is held by Aurelian Oil & Gas Plc, a U.K. public company listed on the London Stock Exchange. The JOA comprises approximately 3,200 square kilometers with 10 oil and gas concessions in the Polish Carpathian Mountains. The PGNiG and the Polish Ministry of Environment and Natural Resources have publicly stated in the Annual Reports on Poland's hydrocarbon reserves the existence of a potential 300.000.000 BOE (Barrels of Energy) reserve in the southern portion of the concession area.

RWE-DEA, a subsidiary of Germany's utility giant RWE, confirmed in its Annual Report 2007 an oil discovery on a small concession at the northwestern flank of the JOA's Carpathian concession area while PGNiG has recently made a large 2.4 TCF natural gas discovery at the northeastern flank of the concession area of the JOA next to the Ukrainian border where several smaller producing fields exist at shallow depth. Recently, PGNiG gave notice to the JOA interest holders to commence a large scale seismic program in the central and northeastern portion of the concession area of the JOA and has suggested to drill two deep wells in that portion of the concession area.

EuroGas Austria

EuroGas Austria also owns a 33% shareholding in Rozmin s.r.o. (Rozmin), a Slovakian mining company which is placing its huge Germerska Poloma talc (soapstone) deposit into production. Ownership of the Gemerska Poloma deposit was recently restored to its rightful owners in a decision by the Supreme Court of the Slovak Republic after a protracted litigation. The decision cannot be appealed.

Gemerska Poloma is one of the largest and purest talc ore bodies of the world with 150,000,000 estimated tons of carbonate reserve. Belmont Resources Ltd., a Canadian mining company, currently owns 57% of Rozmin, but this interest may be purchased by EuroGas in exchange for a CDN $1,000,000 payment to Belmont pursuant to a longstanding agreement. The remaining 10% interest in Rozmin is owned by a Berlin based German trading company.

Acquisition Terms

EuroGas will purchase Mr. Dietmann's 30% interest by issuing 20.000.000 restricted EuroGas, Inc. common shares, as well as 1.000.000 non-voting and non interest bearing Series 2008 Preferred Shares with certain Net Profit Interest ("NPI") rights attached to it. As part of the transaction, Mr. Dietmann agreed to a lock-up agreement which prohibits him from selling or transferring these shares for a period of three years without EuroGas' consent.

In addition, EuroGas has the right to force conversion of the Preferred Shares with the NPI, together with Mr. Dietmann's remaining 25% shareholding interest in McCallan, once the share price of the company has traded at $2.50 per share for a period of 20 consecutive days. If EuroGas common stock closes at or above $2.50 per share for 20 consecutive trading days prior to year end 2008, EuroGas can force Mr. Dietmann to exchange his remaining 25% interest in McCallan and the Preferred Shares with the NPI for a total of 25,000,000 restricted common EuroGas shares.

If EuroGas common stock closes at $2.50 per share for 20 consecutive trading days in 2009 or until May 31, 2011 EuroGas will issue 15.000.000 restricted common shares to Mr. Dietmann for his remaining stake in McCallan. In the event that EuroGas common stock doesn't close at $2.50 for twenty consecutive trading days from now until May 31, 2011, Mr. Dietmann will be allowed to retain his 25% stake in McCallan along with the Preferred Stock and associated NPI.

Any stock issued to Mr. Dietmann for his remaining 25% interest in McCallan and the Preferred Shares will be subject to a three year lock-up agreement which prohibits the sale or transfer of these shares without EuroGas' consent. Any stock issued pursuant to Mr. Dietmann will be held by an escrow agent suitable to EuroGas and Mr. Dietmann.

This report on Form 8-K contains forward-looking statements. You can identify forward-looking statements by their use of the forward-looking words “anticipate,” “estimate,” “project,” “likely,” “believe,” “intend,” “expect,” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations, or financial conditions, or state other forward-looking information. When considering the forward-looking statements made in this report, you should keep in mind the risks noted and other cautionary statements throughout this report. You should also keep in mind that all forward-looking statements are based on management’s existing beliefs about present and future events outside of management’s control and on assumptions that may prove to be incorrect. If one or more risks identified in this report or other filing materializes, or any other underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected, or intended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EuroGas, Inc
(Registrant)

Dated: May 29,2008	/s/ HANK BLANKENSTEIN
Hank Blankenstein
Executive Vice President and
Chief Financial Officer